Exhibit (l)(2)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, _______________ (the “Subscriber”) hereby agrees to purchase from Ambassador Funds (the “Fund”), a Delaware statutory trust, and the Fund agrees to sell to the Subscriber, 100 shares of beneficial interest of the Ambassador Broadmarket Plus Equity Fund, no par value, at the price of $10.00 per share, upon the following terms and conditions.

1.

The Subscriber agrees to pay $1,000.00 to the Fund upon demand.

2.

The Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

SUBSCRIBER:

Date: ________________, 2005

_________________________________

Print Name: _______________________

SUBSCRIPTION AGREED TO:

AMBASSADOR FUNDS, on behalf of its series known as the “Ambassador Broadmarket Plus Equity Fund”

Date: ________________, 2005

By: _____________________________

Name: _________________________

Title: ___________________________